Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31, 2008

(in thousands)

Net income from continuing operations	$223,897
Less: equity income from investees	820
Plus: distributed income of equity investees	416
Income taxes	141,847
Fixed charges (including securitization certificates)	102,100
Total	$467,440

Interest expense	$94,445
Interest component of rentals (estimated as one-third of rental expense)	7,655
Total	$102,100

Ratio of earnings to fixed charges	4.58

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Year Ended December 31, 2008

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$223,897
Less: equity income from investees	820
Plus: distributed income of equity investees	416
Income taxes	141,847
Fixed charges (including securitization certificates)	102,100
Total	$467,440

Interest expense	$94,445
Interest component of rentals (estimated as one-third of rental expense)	7,655
Subtotal	102,100
Preferred stock dividend requirements	3,202
Total	$105,302

Ratio of earnings to fixed charges and preferred stock dividend requirements	4.44